UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2007

AUXILIO, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction if incorporation)

000-27507	88-0350448
(Commission File Number)	(I.R.S. Employer Identification No.)

27401 Los Altos, Suite 100, Mission Viejo, California 92691
(Address of principal executive offices)

(949) 614-0700
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 ELECTION OF DIRECTORS

Auxilio, Inc. announced today that Michael J. Joyce and Mark St. Clare have agreed to join its Board of Directors with effect from June 1, 2007. Mr. St. Clare will also be a member of the Auxilio, Inc. audit committee.

Mr. Joyce, who has retired from fulltime business activity, is currently on the Board of Directors for Superior Industries Inc. in Van Nuys, California where he serves on the Compensation/Benefits and the Nominating/Corporate Governance Committees. Prior to his retirement, Mr. Joyce was President, CEO, and a principal owner of Pacific Baja Light Metals, Inc., a manufacturer of aluminum wheels and other machined aluminum castings for the automotive industry. From 1983 to 1990, he served as Group President for Kelsey-Hayes Company, where he managed seven plants in five countries, including a joint venture company in Japan. From 1971 to 1983, Mr. Joyce held various management positions with Rockwell International, the last as Vice President and General Manager. Mr. Joyce holds a degree in Physics from Kent State University and an MBA from Ohio State University.

Mr. St. Clare is currently on the board of directors for Websense Inc. in San Diego, California where he serves on the Governance committee and acts as Chair of the Audit Committee including significant involvement in SOX 404 issues. Mr. St. Clare brings 40 years of professional financial management experience to the board and has served as Chief Financial Officer at four different companies, including fifteen years with FileNET Corp., a publicly held software firm. Mark St. Clare’s background as a Board Member, CFO and Sr. Technology Executive includes successful leadership and management results in a number of segments of the technology industry. These experiences have involved IPO’s, venture capital funded startups, high growth international companies, and extensive Wall Street contacts.

A copy of the press release, dated June 1, 2007, which announces this appointment, is included as Exhibit 99.1 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIO, INC.

Date: June 1, 2007
By:  /s/ Paul T. Anthony
Name: Paul T. Anthony
Title:  Chief Financial Officer
                            Principal Financial Officer

EXHIBIT INDEX

EXHIBIT NO.  DESCRIPTION

99.1                                Press Release dated January 1, 2007 issued by Auxilio Inc.